Exhibit 10.1

FLEX INNOVATION GROUP LLC
ADVISOR AGREEMENT
Date: August 24, 2016
This Advisor Agreement (this “Agreement”), effective as of the date written above (the “Effective Date”), is between Flex Innovation Group LLC, a Delaware limited liability company (the “Company”), and Marina Hahn (“Advisor”).
Whereas, in connection with Advisor’s employment the Company, Advisor and the Company entered into that certain offer letter dated September 4, 2014, as amended on May 27, 2015, July 20, 2015 and May 9, 2016 (as amended, the “Offer Letter”); and
Whereas, on the Effective Date, Advisor’s employment with the Company terminated and the Advisor will now perform advisory services for the Company in accordance with the terms hereof.
Now, Therefore, the parties hereby agree as follows:

1.
Advisory Services. The Company retains Advisor, and Advisor agrees to provide, advisory services to the Company relating to the development and commercialization of the Company’s consumer products (the “Advisory Services”) as the Company may from time to time reasonably request; provided, however, that in no event shall Advisor be required to provide in excess of 10 hours of Advisory Services in any month during the term of this Agreement. Advisor agrees to render the Advisory Services to the Company, or to its designee, (a) at such reasonably convenient times and places as the Company may reasonably request, with due regard for Advisor’s personal and professional obligations, and (b) on a commercially reasonable basis. Advisor will comply with all rules, procedures and standards promulgated from time to time by the Company with regard to Advisor’s access to and use of the Company’s property, information, equipment and facilities. Advisor agrees to furnish the Company with written reports with respect to the Advisory Services if and when requested by the Company, with the time spent in preparing such reports to be counted as part of the 10-hour limit. Advisor shall be permitted to continue to use her Company email account until the termination of this Agreement in accordance with section 7 below.

2.Compensation.
a)In consideration for the Advisory Services rendered by Advisor to the Company, Advisor shall receive a monthly retainer of three thousand dollars ($3,000), pro rated for any partial month of service and payable within ten business days following the end of each such month.
b)The parties acknowledge and agree that pursuant to the Offer Letter and that certain Stock Option Grant Notice dated November 10, 2014, including the Option Agreement attached thereto (the “2014 Option Agreement”), and Flex Pharma’s 2014 Equity Incentive Plan, 25,925 shares of Common Stock of Flex Pharma, Inc. (“Flex Pharma”) shall vest and become exercisable (the “Additional Vested Shares”) upon the Company’s receipt of an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following Advisor’s employment termination date. The parties acknowledge and agree that the Additional

Vested Shares represent shares that would have vested in accordance with the 2014 Option Agreement during the period beginning on the Effective Date and ending on December 31, 2016 if Advisor continued to perform services for the Company. As such, the parties further acknowledge and agree that notwithstanding anything set forth in the 2014 Option Agreement or the Offer Letter to the contrary, no additional shares of Flex Pharma’s Common Stock subject to the 2014 Option Agreement shall vest during the period beginning on the Effective Date and ending December 31, 2016. Following December 31, 2016, the shares subject to the 2014 Option Agreement shall continue to vest in accordance with the vesting schedule set forth in the 2014 Option Agreement if Advisor continues to provide Advisory Services following such date. All vested options issued to you pursuant to the 2014 Option Agreement shall remain exercisable in accordance with such agreement until the later of (i) the second anniversary of the Effective Date and (ii) the first anniversary of the termination of the Advisory Services pursuant to section 7 below. All other terms and provisions of the 2014 Option Agreement not expressly modified by this Agreement shall remain in full force and effect.
c)Advisor acknowledges and agrees that, as of the last day of Advisor’s employment with the Company, (i) Advisor forfeited Advisor’s option to purchase shares of Flex Pharma’s Common Stock pursuant to that certain Stock Option Grant Notice dated December 9, 2015, including the Option Agreement attached thereto (the “2015 Option Agreement”) and Flex Pharma’s 2015 Equity Incentive Plan (the “2015 Plan”), and (ii) Advisor’s rights under the 2015 Option Agreement and the 2015 Plan terminated.
3.Inventions.
a)Definition. “Inventions” means all inventions, discoveries, improvements, ideas, designs, processes, products, computer programs, works of authorship, databases, samples, chemical compounds, assays, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that Advisor makes, conceives or reduces to practice, either alone or jointly with others, and that (a) result from the performance of the Advisory Services, and/or (b) result from use of facilities, equipment, supplies, or Confidential Information (defined below) of the Company.
b)Ownership. Advisor will promptly disclose all Inventions in confidence to the Company. Advisor agrees to irrevocably transfer and assign and hereby does irrevocably transfer and assign to the Company or its successors the entire right, title and interest now existing or that may exist in the future in and to all right, title and interest in and to all Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world (“Work Product”). All Work Product will be the exclusive property of the Company. For purposes of the copyright laws of the United States, all Work Product will constitute “works made for hire”, except to the extent such Inventions cannot by law be “works made for hire”. Advisor agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Advisor does not, for any reason, execute such documents within a reasonable time of the Company’s request, Advisor hereby irrevocably appoints the Company as Advisor’s attorney-in-fact for the purpose of executing such documents on Advisor’s behalf, which appointment is coupled with an interest. Advisor further agrees to assist the Company in every proper way to enforce the Company’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing the Company’s rights relating to the Work Product. Advisor shall make and maintain adequate and current written records of all Inventions, which records shall be available to and remain the property of the Company at all times.

4.	Confidential Information
a)Definition. “Confidential Information” means information with respect to the facilities and methods of the Company, trade secrets, Inventions, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, lists of customers and suppliers, and information of third parties provided by the Company to Advisor. Confidential Information does not include information which (i) is in the public domain or which becomes part of the public domain through no wrongful act on Advisor’s part but only after it becomes so publicly known, or (ii) that becomes known to Advisor through disclosure by a third party having the right to disclose the information, as evidenced by written or electronic records.
b)Obligations of Confidentiality. Advisor will not directly or indirectly publish, disseminate or otherwise disclose, use for Advisor’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of the Company, and it is understood that all Confidential Information shall remain the sole property of the Company. If required, Advisor may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company. Advisor will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and will not remove any Confidential Information or copies thereof from the Company’ premises except to the extent necessary to fulfill the Advisory Services, and then only with the Company’s prior consent.
c)Third Party Confidential Information. Advisor recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Advisor agrees that Advisor owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence in accordance with the Company’s obligations to such third party, and not to disclose it to any person, firm or corporation or to use it except in carrying out the Advisory Services for the Company consistent with the Company’s agreement with such third party.
5.Representations and Warranties. Advisor represents and warrants that: (a) Advisor is under no contractual or other obligation or restriction which is inconsistent with Advisor’s execution of this Agreement or the performance of the Advisory Services; (b) Advisor has the full right and authority to enter into this Agreement and perform Advisor’s obligations hereunder; (c) Advisor has the right and unrestricted ability to assign the Work Product pursuant hereto; and (d) Advisor’s performance of all the terms of this Agreement and as a provider of services to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Advisor in confidence or in trust prior to or during this Agreement.
6.Nondisparagement. Advisor agrees not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of its senior management team and that of its parent (including its chief executive officer, general counsel, chief operating officer, vice president of finance, chief medical officer, and senior vice president, investor relations & corporate communications) will not disparage Advisor in any manner likely to be harmful to her or her business, business reputation or personal reputation. Further, the Company agrees to direct Veronica Kelly Cash, Mariah Faulhaber, Christina Hsu, and Selena Roberts not to disparage Advisor in any manner likely to be harmful to her or her business, business reputation or personal reputation. Notwithtanding the foregoing, any person or entity may respond accurately and fully to any question, inquiry or request for information when required by legal process.
7.Term and Termination
a)Term. This Agreement will commence on the Effective Date and continue until terminated in accordance with the terms hereof.
b)Termination. Either party may terminate this Agreement at any time without cause upon not less than fifteen (15) days’ prior written notice to the other party.
c)Effect of Expiration/Termination. Upon termination of this Agreement, neither the Company nor Advisor will have any further obligations under this Agreement, except (a) the liabilities accrued through the date of termination, and (b) the obligations under sections 2(b), 3, 4, 5, 6, 7 and 8 will survive. Upon expiration or termination, and in any case upon the Company’s request, Advisor will return immediately to the Company all tangible Confidential Information, including all copies and reproductions thereof, except for one (1) copy which may be retained solely for archival purposes, and shall delete any such Company Confidential Information from Advisor’s computer storage or any other media (including, but not limited to, online and off-line libraries). Upon termination of this Agreement, Advisor may retain the laptop computer previously provided to her by the Company, provided that she shall make such laptop computer available for inspection by the Company to ensure that all Confidential Information has been removed.
8.Miscellaneous
a)Independent Contractor. All Advisory Services will be rendered by Advisor as an independent contractor and this Agreement does not create an employer-employee relationship between the Company and Advisor. Advisor will not in any way represent herself to be an employee, partner, joint venturer, or agent of the Company. Advisor is not authorized to make any representation, contract, or commitment on behalf of the Company or incur any liabilities or obligations of any kind in the name of or on behalf of the Company.
b)Taxes. Advisor and the Company agree that the Company will treat Advisor as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Advisor agrees, as an independent contractor, that Advisor is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Advisor is injured in any manner while performing obligations under this Agreement. Advisor will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Advisor and Advisor’s employees. The Company will not withhold any taxes or prepare W-2 Forms for Advisor, but will provide Advisor with a Form 1099, if required by law. Advisor is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

c)Use of Name. Advisor consents to the use by the Company of Advisor’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Advisor’s relationship with or contribution to the Company.
d)Assignability and Binding Effect. The Advisory Services to be rendered by Advisor are personal in nature. Advisor may not assign or transfer this Agreement or any of Advisor’s rights or obligations hereunder except to a corporation of which Advisor is the sole stockholder. In no event will Advisor assign or delegate responsibility for actual performance of the Advisory Services to any other natural person except to Advisor Personnel as provided for under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns. The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company.
e)Notices. Any notices or other communications from one party to the other will be in writing and will be given by addressing the same to the other at the address or facsimile number set forth in this Agreement. Notices to the Company will be marked “Attention: General Counsel”. Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class Registered or Certified Mail prepaid, return receipt requested, (b) sent by any reputable commercial courier, delivery confirmation requested, (c) delivered personally, or (d) if promptly confirmed by mail or commercial courier as provided above, when dispatched by facsimile.
f)Amendment. This Agreement may be amended or modified only by a writing signed by authorized representatives of both parties.
g)No. Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall be been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.
h)Severability. In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
i)Entire Agreement. This Agreement and the 2014 Option Agreement constitute the entire agreement of the parties with regard to its subject matter, and supersede all previous written or oral representations, agreements and understandings between the parties.
j)Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws, and any action arising out of or related to this Agreement shall be maintained in a court sitting in the City, County, and State of New York.
k)Remedies. Advisor’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper. Advisor and the Company further agree that no bond or other security shall be required in obtaining such equitable relief.
l)Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Signature Page Follows]

190836 v2/BN
KL3 3089851.2

[Signature Page to Advisor Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

Flex Innovation Group LLC

By:     /s/ Robert Hadfield
Name:      Robert Hadfield
Title:      General Counsel

    Address: 800 Boylston Street, 24th Floor
                 Boston, MA 02199

Marina Hahn

/s/ Marina Hahn

Address:

ACKNOLWEDGED AND AGREED:

Flex Pharma, Inc.

By:     /s/ Robert Hadfield
Name:      Robert Hadfield
Title:      General Counsel

Address: 800 Boylston Street, 24th Floor
Boston, MA 02199